CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF
TRACK GROUP, INC.

The undersigned, the Chief Executive Officer of Track Group, Inc., a Delaware corporation (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on October 4, 2017.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of preferred stock, par value $0.0001 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series A Convertible Preferred Stock,” consisting of One Million, Two Hundred Thousand (1,200,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred"). The maximum number of shares of Series A Preferred shall be One Million, Two Hundred Thousand (1,200,000) shares. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series A Preferred shall rank senior to the common stock, par value $0.0001 per share (the "Common Stock"), and shall rank senior to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series A Preferred ("Junior Stock").

2. Dividends. Whenever the Board of Directors declares a dividend on the Common Stock, each holder of record of a share of Series A Preferred, or any fraction of a share of Series A Preferred, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the "Record Date") shall be entitled to receive out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series A Preferred could be converted on the Record Date.

3. Voting Rights.

(a)    Class Voting Rights. The Series A Preferred shall have the following class voting rights. So long as any shares of Series A Preferred remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least sixty-seven percent (67%) of the shares of Series A Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of shares of Series A Preferred vote separately as a class: (i) amend, alter or repeal the provisions of this Certificate of Designation or the Certificate of Incorporation of the Company in any manner that would affect any right, preference, privilege or power of the Series A Preferred; (ii) increase the authorized number of shares of Series A Preferred; or (iii) effect any distribution with respect to Junior Stock, except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series A Preferred in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series A Preferred can be converted at the time of such distribution.

(b)    General Voting Rights. Except with respect to transactions upon which the Series A Preferred shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series A Preferred shall have no voting rights.

4. Liquidation Preference.

(a)    In the event of the liquidation, dissolution or winding up of the affairs of the Company (“Liquidation”), whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $35.00 per share of Series A Preferred (the “Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of Series A Preferred and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A Preferred, then all of said assets will be distributed among the holders of shares of Series A Preferred and the other classes of stock on a parity with the Series A Preferred, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined reasonably and in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)    A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or other acquisition type transaction shall be, at the election of a majority of the holders of shares of Series A Preferred, deemed to be a Liquidation within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a Liquidation pursuant to this Section 4(b), the Series A Preferred shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c)    Written notice of any voluntary or involuntary Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of shares of Series A Preferred at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of any outstanding shares of Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

(a)    Right to Convert. At any time beginning five hundred and forty (540) days after the date of issuance of the relevant shares of Series A Preferred (the “Issuance Date”), the holder of any such shares of Series A Preferred may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of ten (10) shares of Common Stock for each share of Series A Preferred (subject to adjustments set forth in Section 5(c) herein, the "Conversion Rate"). The Company shall keep written records of the conversion of the shares of Series A Preferred converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred upon any conversion of shares of Series A Preferred as provided in Section 5(b) below.

(b)    Mechanics of Voluntary Conversion. The Voluntary Conversion of shares of Series A Preferred shall be conducted in the following manner:

(i)    Holder's Delivery Requirements. To convert the shares of Series A Preferred into shares of Common Stock on any date (each such relevant date, the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by electronic mail, facsimile, or otherwise deliver, for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date, but in no event later than five (5) business days after such date, the original certificates representing the shares of Series A Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii)    Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via electronic mail or facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, as promptly as practicable but in any event within five (5) business days following the date of receipt by the Company of the certificate representing the shares of Series A Preferred being converted, (x) issue and deliver to the holder the number of shares of Common Stock to which the holder shall be entitled pursuant to the Conversion Rate then in effect, and (y) if the certificate so surrendered represents more shares of Series A Preferred than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series A Preferred represented by the surrendered certificate which were not converted. All shares of capital stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges and encumbrances with respect to the issuance thereof.

(iii)    Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the shares of Series A Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date. Each relevant conversion of shares of Series A Preferred shall be deemed to have been effected on the applicable Voluntary Conversion Date.

(iv)    Company's Failure to Timely Convert. If, five (5) business days following the date of receipt by the Company of the certificate representing the shares of Series APreferred being converted (the "Share Delivery Period"), the Company shall have failed to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of shares of Series A Preferred, in addition to all other available remedies that such holder may pursue hereunder, the Company shall pay additional damages to such holder, for each business day after such fifth (5th) business day of the Share Delivery Period until such time as the applicable shares of Common Stock have been delivered, in an amount equal to 0.5% of the product of (A) the aggregate number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii), and (B) the closing bid price of the Common Stock on the fifth day of such Share Delivery Period. If the Company fails to pay the additional damages set forth in this Section 5(b)(iv) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (prorated for partial months) until such payments are made.

(c) Adjustments of Conversion Rate.

(i)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)    Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue, or set a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such issuance on the close of business on such record date; and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date.

(iii)    Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue, or set a record date for the determination of holders of, shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of shares of Series A Preferred shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their shares of Series A Preferred been converted into shares of Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Voluntary Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of shares of Series A Preferred.

(iv)    Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the shares of Series A Preferred at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series A Preferred shall have the right thereafter to convert such share of Series A Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)    Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series A Preferred shall have the right thereafter to convert such share of Series A Preferred into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change which the holder of such share of Series A Preferred would have received if such share of Series A Preferred had been converted prior to such Organic Change.

(vi)    Record Date. In case the Company shall take record of the holders of shares of Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase shares of Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(d)    No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series A Preferred against impairment. In the event a holder shall elect to convert any shares of Series A Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of such shares of Series A Preferred shall have been issued.

(e)    Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of shares of Series A Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series A Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected shares of Series A Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth any and all adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred.

(f)    Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(g)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, electronic mail or three (3) business days following (A) being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (B) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of shares of Series A Preferred at least twenty (20) days prior to the date on which the Company closes its books or takes a record (z) with respect to any dividend or distribution upon shares of Common Stock, (y) with respect to any pro rata subscription offer to holders of shares of Common Stock or (x) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of shares of Series A Preferred at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(h)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option, shall (A) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date, or (B) issue one whole share of Common Stock to the holder.

(i)    Reservation of Common Stock. The Company shall, so long as any shares of Series the A Preferred are outstanding, reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred then outstanding (without giving effect to the limitations set forth in Section 4 hereof).

(j)    Retirement of Series A Preferred. The Company shall keep written records of the conversion of the shares of Series A Preferred converted by each holder.

(k)    Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive or Redemption Rights. Unless otherwise specified in this Certificate of Designation, no holder of shares of Series A Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but, unless otherwise so specified in this Certificate of Designation, all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, in the event the Common Stock is listed on the NASDAQ Stock Market, at no time may a holder of shares of Series A Preferred convert shares of Series A Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 19.99% of all of the shares of Common Stock outstanding at such time (a “Beneficial Ownership Change”); provided, however, the foregoing shall not apply in the event the Company’s stockholders approve the Beneficial Ownership Change, as required by Rule 5635 of the NASDAQ Stock Market.

8. Inability to Fully Convert.

(a)    Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the shares of Common Stock which is to be issued to a holder of shares of Series A Preferred pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and with respect to the unconverted shares of Series A Preferred (the "Unconverted Preferred Stock") the holder, solely at such holder's option, can elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder's Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of Unconverted Preferred Stock.

In the event a holder shall elect to convert any shares of Series A Preferred as provided herein, the Company cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such holder has been engaged in any violation of law, violation of an agreement to which such holder is a party or for any reason whatsoever, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or any of such shares of Series A Preferred shall have issued.

(b)    Mechanics of Fulfilling; Holder's Election. The Company shall immediately send via facsimile to a holder of shares of Series A Preferred, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice and (ii) the number of shares of Series A Preferred which cannot be converted.

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of shares of Series A Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of shares of Series A Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of shares of Series A Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, this Certificate of Designation is executed on Company this 12th day of October, 2017. TRACK GROUP, INC. By: /s/ Peter Poli Name: Peter Poli Title: Chief Financial Officer

EXHIBIT A

TRACK GROUP, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Track Group, Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred, par value $.0001 per share (the "Preferred Shares"), of Track Group, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s).:

Number of Preferred Shares to be converted: Common Stock has been sold:  YES        NO

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares to be converted are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:                             Title:                            Dated: